Exhibit 16.1

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

July 28, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of American Apparel, Inc.’s Form 8-K dated July 22, 2010, and have the following comments:

1. We agree with the statements made in Item 4.01(a).

2. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP